EXHIBIT 23.1

                          Independent Auditors' Consent

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. of our
report dated February 12, 2001, relating to the consolidated balance sheets of Footstar, Inc. and Subsidiary Companies as of December 30, 2000 and January 1, 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 30, 2000 and the related schedule, which report appears or is incorporated by reference in the December 30, 2000 Annual Report on Form 10-K of Footstar, Inc.

/s/ KPMG LLP

Short Hills, NJ
March 30, 2001